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                                                                     EXHIBIT 5.1

             [LETTERHEAD OF GLAST, PHILLIPS & MURRAY APPEARS HERE]



                               February 4, 2000


WorldQuest Networks, Inc.
16990 Dallas Parkway
Suite 220
Dallas, TX 75248

     Re:  WorldQuest Networks, Inc.

Gentlemen:

     We are acting as counsel for WorldQuest Networks, Inc., a Delaware corporation (the "Company"), in connection with the filing under the Securities Act of 1933, as amended (the "Act"), of a Form SB-2 Registration Statement (the "462(b) Registration Statement") for the Company filed with the Securities and Exchange Commission ("SEC") pursuant to Rule 462(b) promulgated under the Act covering an additional 312,500 shares (the "Additional Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company (including up to 37,500 shares subject to the underwriters' over-allotment option). The 462(b) Registration Statement to be used for the offer and sale of the Additional Shares is filed with the SEC in connection with the proposed public offering described in the Form SB-2 Registration Statement (Registration No. 333-93019) filed with the SEC on December 17, 1999, as amended, which was declared effective by the SEC on February 4, 2000.

     We have examined and are familiar with the originals or authenticated copies of all corporate or other documents, records and instruments that we have deemed necessary or appropriate to enable us to render the opinion expressed below.

     We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof, that all information submitted to us was accurate and complete and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents. In addition, we have assumed that the Additional Shares will not be issued for consideration less than the par value thereof and that the form of consideration to be received by the Company for the Additional Shares will be lawful consideration under the Delaware General Corporation Law.

     Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Additional Shares, when issued as described in the 462(b) Registration Statement, will be validly issued by the Company, fully paid and nonassessable.
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WorldQuest Networks, Inc.
February 4, 2000
Page 2

     This opinion is limited in all respects to the laws of the United States of America and the Delaware General Corporation Law.

     We advise you that members of this firm own options to acquire 10,000 shares of Common Stock of the Company.

     This opinion may be filed as an exhibit to the 462(b) Registration Statement, and we further consent to all references to us in the 462(b) Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                    Sincerely,

                                    /s/ Glast, Phillips & Murray, P.C.

                                    GLAST, PHILLIPS & MURRAY,
                                    a Professional Corporation

MDP/jsk